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RICHARDSON ELECTRONICS, LTD.

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RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 4, 2011

Dear Stockholders:

The Annual Meeting of the Stockholders of Richardson Electronics, Ltd. will be held on Tuesday, October 4, 2011, at 3:15 p.m. Central time, at our corporate headquarters at 40W267 Keslinger Road, LaFox, Illinois.

The purpose of the Annual Meeting is to consider and take action on the following matters:

1.	To elect six directors nominated by Richardson’s Board of Directors for a term of one year (Proposal 1);

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012 (Proposal 2);

3.	To approve the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan (Proposal 3);

4.	To approve, on an advisory basis, the compensation of our named executive officers (Proposal 4);

5.	To recommend, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers (Proposal 5); and

6.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of August 17, 2011, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. You may vote via the Internet, telephone or by mail before the Annual Meeting or in person at the Annual Meeting. For specific instructions, please refer to the accompanying proxy card.

This year we are again taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. We sent notices of Internet availability of proxy materials to holders of our common as of the record date on or about August 23, 2011. The notice describes how you can access our proxy materials beginning on August 23, 2011.

By Order of the Board of Directors,

EDWARD J. RICHARDSON
Chairman of the Board, Chief Executive Officer and President

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

The Board of Directors of Richardson Electronics, Ltd. (the “Company,” “we,” “our” or “us”) is soliciting your proxy for the Annual Meeting of Stockholders to be held at our corporate headquarters located at 40W267 Keslinger Road, LaFox, Illinois 60147-0393, on Tuesday, October 4, 2011, at 3:15 p.m. Central Time, and at any and all adjourned or postponed sessions of the Annual Meeting. On or before August 23, 2011, we mailed to our stockholders of record a notice of Internet availability of proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended May 28, 2011. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the notice.

Record Date and Quorum

Stockholders of record at the close of business on August 17, 2011, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 14,269,083 shares of our common stock, and 2,951,961 shares of our Class B common stock were issued and outstanding. The common stock is listed for trading on the Nasdaq Global Select Market under the symbol RELL. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares of common stock and Class B common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Stockholders can simplify their voting and reduce Company expenses by voting by telephone or on the Internet. If you vote by telephone or on the Internet, you do not need to mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form you receive from the bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process. If you choose not to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card.

The election of directors (Proposal 1), the approval of our 2011 Long Term Incentive Plan (Proposal 3), the non-binding advisory votes on executive compensation and frequency of holding advisory votes on executive compensation (Proposals 4 and 5) are “non-discretionary” matters. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or broker that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your proxy card is signed and returned without specifying choices, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each matter in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each director nominee (Proposal 1);
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (Proposal 2);
•	FOR the approval of the 2011 Long-Term Incentive Plan (Proposal 3);
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 4);
•	FOR a frequency of every year for future advisory votes on the compensation of our named executive officers (Proposal 5).

The Company knows of no other matters scheduled to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons named as proxies, except proxies that are marked to deny discretionary authority.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Holders of common stock are entitled to one vote for each share of common stock held on the record date, and holders of the Class B common stock are entitled to ten votes for each share of Class B common stock held on the record date.

If a quorum is present at the Annual Meeting, the six candidates for director who receive the highest number of affirmative votes will be elected. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. Stockholders are not entitled to cumulate votes for the election of directors.

The affirmative vote of shares representing a majority in voting power of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy proposals 2, 3 and 4. Proxy cards marked as abstentions on proposals 2, 3 and 4 will not be voted and will have the effect of a negative vote. The vote required to determine the frequency of advisory stockholder votes on executive compensation, proposal 5, is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the stockholders. Abstentions will not affect the outcome of proposal 5. Please note that a broker or other nominee will not be permitted to vote your shares on proposals 1 (election of directors), 3 (approval of 2011 Long-Term Incentive Plan), 4 (approval of executive compensation), or 5 (the frequency of executive compensation approval votes) absent specific instructions from you.

Revocability of Proxies

You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given, or change your vote cast, by telephone or on the Internet, you must do so by telephone or on the Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on October 3, 2011.

Proxy Solicitation

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may also solicit proxies personally or by telephone, e-mail or other means.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect six directors to serve on our Board of Directors until the next annual meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the six persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

Our Board of Directors, acting through our Nominating Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board.

John R. Peterson has served as a director of the Company since 1999 and will continue to serve until the Annual Meeting. On August 12, 2011, Mr. Peterson informed the Board of his desire not to stand for re-election at the Annual Meeting.

The Nominating Committee has nominated Paul J. Plante as its nominee to replace Mr. Peterson. Harold Purkey, one of our directors, had previously served on the board of directors of Reptron Electronics, Inc. while Mr. Plante was its President and a member of its board of directors and recommended his nomination to the Nominating Committee.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our directors have managerial experience and are accustomed to dealing with complex problems. We also believe each of our nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Nominating Committee and the Board to conclude that each individual should be nominated to serve as a director of the Company.

Scott Hodes, 74, has been a director of the Company since 1983. Mr. Hodes is Senior Counsel at Bryan Cave LLP where he was a partner from January 2004 to March 2009. From 1992 until 2004, Mr. Hodes was a partner with the law firm of McGuire Woods Ross & Hardies LLP and its predecessor firm Ross & Hardies LLP. Among his many leadership positions in business and community organizations, he is currently a director of the Chicago Bar Foundation. We believe Mr. Hodes’ qualifications to serve on our Board of Directors include his experience gained as legal counsel for numerous publicly traded and private companies as a practicing lawyer for more than 50 years.

Ad Ketelaars, 54, has been a director of the Company since 1996. Mr. Ketelaars currently serves as President EMEA of NICE Systems, a global provider of integrated digital recording and management solutions. From October 2008 to March 2011, Mr. Ketelaars was Chief Executive Officer of Cybertech International, a global supplier of voice recording and monitoring solutions. Prior to that, he was the Chief Executive Officer of NEC Philips Unified Solutions, a systems integrator specializing in the deployment of unified communication solutions, since March 2003. He was the Vice President and Managing Director of Richardson Electronics Europe, an affiliate of ours, from May 1993 until July 1996. We believe Mr. Ketelaars’ qualifications to serve on our Board of Directors include his experience managing international and technology-oriented companies, and in particular his prior experience growing our business in Europe.

Paul J. Plante, 53, has provided business consulting services to the electronics industry since 2008. Prior to that, he was Vice President, Medical Industry Solutions, for the Kimball Electronics Group from February 2007 until May 2008, after the purchase by Kimball Electronics of Reptron Electronics, Inc. from February 2004 to February 2007, Mr. Plante was President and Chief Executive Officer and a member of the board of directors of Reptron Electronics, Inc., a publicly held provider of electronics manufacturing services with a focus on the medical industry. From 1994 until 2004, he served as the President and Chief Operating Officer of Reptron. Prior to 1994 he was the Chief Financial Officer at Reptron and at K-Byte, Inc., a Michigan based software developer and electronics manufacturer. Mr. Plante has a degree in accounting and has been a licensed certified public accountant. The Nominating Committee has determined that Mr. Plante is financially literate and qualifies as an “audit committee financial expert” under SEC rules. We believe that Mr. Plante’s qualifications to serve on our Board of Directors include his significant experience in the electronics industry, his experience managing electronics manufacturing companies and his extensive financial knowledge.

Harold L. Purkey, 67, has been a director of the Company since 1994. Mr. Purkey retired as the Managing Director of First Union Securities in 2001. Prior to First Union, Mr. Purkey was President of Forum Capital Markets from 1997 to 2000, and from 1990 to 1994 he was senior managing director and manager of the convertible bond department at Smith Barney Shearson. We believe Mr. Purkey’s qualifications to serve on our Board of Directors include his extensive experience in capital markets.

Edward J. Richardson, 69, has been a director of the Company since 1965. He is currently the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of the Company. Mr. Richardson has been employed by the Company in various capacities since 1961. We believe Mr. Richardson’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer for over 36 years and status as our largest stockholder, as well as his unique ability to bring historic knowledge and continuity to the Board.

Samuel Rubinovitz, 81, has been a director of the Company since 1984 and has served as our lead director since 2004. Mr. Rubinovitz was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April 1989 until his retirement in January 1994. He retired as director and member of the audit committee of the board of directors of LTX Corporation (NASDAQ: LTXX) in November 2008. In addition, he has served as a director of KLA-Tencor Corporation and Kronos, Inc. We believe Mr. Rubinovitz’s qualifications to serve on our Board of Directors include his experience managing electronic component manufacturers and serving on the boards of directors of other public companies, as well as the knowledge of the Company he has gained as a long time director of the Company.

The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.

Our Board of Directors recommends that you vote “FOR” each director nominee.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that Messrs. Hodes, Ketelaars, Peterson, Purkey and Rubinovitz are independent as defined by NASDAQ listing standards. All members of the Audit, Compensation and Nominating Committees, respectively, are independent in accordance with applicable laws and NASDAQ rules for members of such committees.

Board Leadership Structure

The Company has no fixed policy on whether the roles of chairman of the Board and chief executive officer should be separate or combined, with this decision being made based on the best interests of the Company considering the circumstances at the time. Currently, these roles are combined with Mr. Richardson serving as both the chairman of the Board and the chief executive officer. Mr. Richardson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is responsible for the day-to-day operations of the Company. Therefore, the Board believes that Mr. Richardson is best positioned to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively, especially given the relatively small size of the Company’s Board.

At the selection of the Board, Mr. Rubinovitz, who is an independent director, has served as lead director since 2004. The lead director acts as a key liaison with the chief executive officer, assists the chairman of the Board in setting the Board agenda, chairs executive sessions of the Board, and communicates Board member feedback to the chief executive officer. In addition, the Company’s non-management directors meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board believes this approach appropriately and effectively complements the combined role of chairman of the Board and chief executive officer.

Board and Committee Information

During our last fiscal year, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate number of such meetings and meetings of the committees on which he served. Although we have no formal policy about directors’ attendance at the Annual Meeting of Stockholders, it is encouraged. Last year, only Mr. Richardson attended the Annual Meeting.

During our last fiscal year, the Board of Directors had four standing committees: the Audit Committee, Compensation Committee, Executive Committee, and Nominating Committee.

During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit	Compensation	Executive	Nominating
Edward Richardson			✓(Chair)
Scott Hodes		✓		✓
Ad Ketelaars				✓
John R. Peterson	✓(Chair)			✓
Harold L. Purkey	✓	✓		✓
Samuel Rubinovitz	✓	✓(Chair)	✓	✓(Chair)

Executive Committee. The Executive Committee did not meet during the last fiscal year and acted on seven occasions by unanimous written consent. This committee may exercise all authority of the Board of Directors in the management of the Company during the interval between meetings of the Board of Directors, except as otherwise provided in our by-laws or by applicable law.

Audit Committee. The Audit Committee held four meetings during the last fiscal year. This committee meets for the purpose of engaging and discharging the independent auditors (or recommending such actions), directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of our procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such services, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees for the independent auditors and reviewing the adequacy of the issuer’s system of internal accounting controls and such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or as the Board of Directors may assign to it. The Board of Directors has determined that the composition and functioning of the committee complies with the rules of the SEC and NASDAQ, including that each of its members is independent, as that term is defined in NASDAQ rules, and that one of its members, Mr. Peterson, qualifies as an “Audit Committee Financial Expert,” as that term is defined in SEC rules. The Audit Committee has adopted a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s report begins on page 12.

Compensation Committee. The Compensation Committee held five meetings and acted one time by unanimous written consent in the last fiscal year. The committee is composed of three independent directors, and the Board of Directors has determined that the composition and functioning of this committee complies with the applicable NASDAQ and SEC requirements.

The committee’s responsibilities include:

•

establishing, reviewing and approving the base salary, non-equity incentive compensation, perquisites, and any other forms of non-equity compensation for our Chairman and Chief Executive Officer and for our executive officers;

•	reviewing and monitoring our incentive compensation and retirement plans and performing the duties imposed on the Committee by the terms of those plans;
•

administering our incentive compensation plans, including determining the employees to whom stock options and stock awards are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised; and

•	performing other duties deemed appropriate by the Board of Directors.

The Compensation Committee’s chairman reports the committee’s recommendations on executive compensation to the Board of Directors. Our Human Resources Department supports the committee and is delegated authority to fulfill certain administrative duties regarding compensation programs. The Compensation Committee has authority to retain, approve fees for and terminate consultants as it deems necessary to assist in the fulfillment of its duties and responsibilities. The committee has adopted a written charter which is available on our website at www.rell.com.

The Compensation Committee’s report is on page 29.

Nominating Committee. The Nominating Committee did not meet during the last fiscal year but acted one time by unanimous written consent. In considering whether to recommend any particular candidate for inclusion on the Board of Directors’ slate of recommended director nominees, the Nominating Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board of Directors to fulfill its responsibilities. Management and the Directors submit candidates for nomination for election to the Board of Directors for committee consideration. With respect to the election of director nominees at the Annual Meeting, the Nominating Committee recommended the Board nominate each of the five directors currently serving on the Board standing for re-election and Mr. Plante.

The Company does not have a policy regarding the consideration of diversity in identifying nominees for director. The committee has not adopted a written charter.

Stockholders may also submit names of candidates for consideration by the Nominating Committee, provided that such submissions must be received by the Board of Directors no later than the July 1st immediately preceding the Annual Meeting of Stockholders. Stockholders may also nominate a candidate or candidates for election as a director at the annual meeting at which directors are elected.

Board Role in Risk Oversight

While the Company’s management is responsible for day to day management of various risks facing the Company, the Board of Directors is responsible for evaluating the Company’s exposure to risk and to monitor the steps management has taken to assess and control risk. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee oversees risks related to the integrity of our financial statements and financial reporting, and the Compensation Committee oversees risks related to our compensation plans and practices. In performing their oversight responsibilities, the Board receives periodic reports from the Chief Executive Officer and other members of senior management on areas of risk facing the Company. The Audit and Compensation Committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

Compensation of Directors

Prior to April 2011, non-employee directors received a quarterly retainer of $3,000 and a fee of $500 for each Board or committee meeting attended in person or by telephone (other than Audit Committee meetings, for which the fee was $1,000), plus travel expenses. The chairman of the Audit Committee received an additional quarterly retainer of $1,500. At its meeting in April 2011, the Compensation Committee reviewed the compensation of the non-employee directors and increased the quarterly retainer to $4,500 and the meeting fees for each Board or committee meeting, other than Audit Committee meetings, to $750. The fee for Audit Committee meetings and the additional quarterly retainer for the chairman of the Audit Committee did not change. Employee directors receive no additional compensation related to their service on our Board of Directors.

Upon election to the Board of Directors, each current non-employee director (except Mr. Ketelaars who was not eligible at the time he joined the Board) was granted an option to acquire 25,000 shares of our common stock at an exercise price equal to the fair market value of common stock on the date of grant. Further, pursuant to our 2006 Stock Option Plan for Non-Employee Directors, any non-employee director who is elected or appointed after October 18, 2005, will be granted an option to acquire 25,000 shares of common stock which will vest in equal installments over a 5-year period from the date of grant. The 2006 plan was adopted to promote the long-term interests of the Company by attracting and retaining qualified and experienced directors and by providing additional incentives for such directors to work for the success and growth of the Company. In addition to the initial grant, beginning with their fifth anniversary of being appointed or elected to the Board of Directors, each non-employee director receives an annual option to purchase 5,000 shares of common stock. All such annual options are fully vested and exercisable on the date of grant. All options granted pursuant to the 2006 plan are at an exercise price equal to the fair market value of our common stock on the date of grant and are exercisable for a period of ten years and one month from the date of grant. All option grants under the 2006 plan are automatic and non-discretionary and subject to the terms and conditions set forth in the plan.

Upon the termination of a director because of death, retirement, or removal from the Board of Directors within one year after a change in control, options remain fully exercisable until the option expires by its terms.

Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Edward J. Richardson	$ –	$ –	$–	$ –
Scott Hodes	18,500	25,800	–	44,300
Ad Ketelaars	15,750	25,800	–	41,550
John R. Peterson	25,750	25,800	–	51,550
Harold L. Purkey	22,500	25,800	–	48,300
Samuel Rubinovitz	22,500	25,800	–	48,300

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2011 for the fair value of stock options granted to each director in fiscal 2011, in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 718, and do not correspond to the actual value that will be recognized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 28, 2011, filed with the SEC on July 22, 2011.

Executive Officers

The following are our executive officers as of August 17, 2011:

Name	Age	Position
Edward J. Richardson	69	Chairman, Chief Executive Officer, Chief Operating Officer and President
Kathleen S. Dvorak	54	Executive Vice President, Chief Financial Officer and Chief Strategy Officer
Wendy S. Diddell	46	Executive Vice President, Corporate Development
Kyle C. Badger	43	Executive Vice President, General Counsel and Secretary
Kathleen M. McNally	52	Senior Vice President, Global Supply Chain
James M. Dudek, Jr.	39	Controller and Chief Accounting Officer

Mr. Richardson has been employed by the Company since 1961, holding several positions during this time. He was Chairman of the Board, Chief Executive Officer and President from September 1989 until November 1996. Since that time, Mr. Richardson has continued to hold the offices of Chairman of the Board and Chief Executive Officer. In April 2006 he also became President and Chief Operating Officer and in June 2009 he also became the General Manager of our Electron Device Group.

Ms. Dvorak has been Executive Vice President, Chief Financial Officer and Chief Strategy Officer since November 2007. Ms. Dvorak has since assumed responsibility for Information Systems and Human Resources. Prior to joining us, Ms. Dvorak was employed by United Stationers Inc. as Senior Vice President and Chief Financial Officer from 2001 to October 2007, Senior Vice President Investor Relations and Financial Administration from 2000 to 2001.

Ms. Diddell has been Executive Vice President, Corporate Development since June 2007. In 2009, she also assumed the roles of General Manager of our Canvys business and head of our Supply Chain Management. Prior to June 2007, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since February 2006. Prior to that, Ms. Diddell had been Vice President and General Manager of the Security Systems Division since June 2004. Prior to that, Ms. Diddell was employed as a management consultant for the Security Systems Division since July 2003.

Mr. Badger has been Executive Vice President, General Counsel and Secretary since August 2007. Prior to that, Mr. Badger was Senior Counsel with the law firm of Ice Miller, LLP from April 2006 to August 2007 and a partner and an associate in the corporate practice group of McDermott, Will & Emery LLP from October 1999 to April 2006.

Ms. McNally has been Senior Vice President, Global Supply Chain, since 2009. Previously she served with us as Senior Vice President of Marketing Operations and Customer Support from 2000 to 2009, and as Vice President and Corporate Officer of Marketing Operations from 1989 until 2000. Prior to that, she held various positions within the marketing department since joining the Company in 1979.

Mr. Dudek has been Controller and Chief Accounting Officer since December 2007. Prior to that, Mr. Dudek was Senior Director, Financial Reporting with Career Education Corporation from September 2006 to November 2007 and Director of Accounting from February 2004 to August 2006. Prior to that, Mr. Dudek was with ConAgra Refrigerated Foods Group from September 1999 to February 2004, most recently serving as Retail Sales Controller from May 2002 to February 2004, and he held various positions within the Corporate Financial Planning department from September 1999 to April 2002.

Executive officers are elected annually at the time of the annual stockholders meeting and serve until their earlier resignation, death or removal.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of common stock and Class B common stock beneficially owned by (1) each director and nominee for director, (2) each of our named executive officers, (3) all directors and executive officers of the Company as a group, and (4) each other person who is known by us to beneficially own more than 5% of our common shares.

Name	Shares of Common Stock (1)		Percent of Class	Shares of Class B Common Stock	Percent of Class	Percent of Total Voting if Class Voting Not Applicable(2)
Directors and Nominees for Director:
Scott Hodes	93,424	(3)	*	3,712	*	*
Ad Ketelaars	5,000	(4)	*	–	*	*
John R. Peterson	5,000		*	–	*	*
Paul J. Plante	–		*	–	*	*
Harold L. Purkey	15,000	(5)	*	–	*	*
Edward J. Richardson	2,974,613	(6)	17.25%	2,926,891	99.15%	66.95%
Samuel Rubinovitz	5,431	(7)	*	825	*	*
Non-Director Named Executive Officers:
Kyle C. Badger	32,106	(8)	*	–	*	*
Wendy Diddell	30,500	(9)	*	–	*	*
Kathleen S. Dvorak	56,000	(10)	*	–	*	*
Kathleen M. McNally	21,578	(11)	*	–	*	*
Gregory J. Peloquin	10,357	(12)	*	–	*	*
All Executive Officers and Directors as a Group (13 persons)	3,257,212	(13)	18.68%	2,931,428	99.30%	67.69%
Other Beneficial Owners:
Dimensional Fund Advisors LP	1,185,587	(14)	8.31%	–	–	2.71%
Lakeview Investment Group, LLC	791,318	(15)	5.55%	–	–	1.81%
Royce & Associates LLC	773,278	(16)	5.42%	–	–	1.77%
Gates Capital Management, Inc.	745,039	(17)	5.22%	–	–	1.70%

*	Less than 1%.
(1)	Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer.
(2)	Common stock is entitled to one vote per share, and Class B common stock is entitled to ten votes per share.
(3)	Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes’ Class B common stock and 50,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.
(4)	Includes 5,000 shares of common stock to which Mr. Ketelaars holds stock options exercisable within 60 days.
(5)	Includes 15,000 shares of common stock to which Mr. Purkey holds stock options exercisable within 60 days.
(6)	Includes 2,926,891 shares of common stock which would be issued upon conversion of Mr. Richardson’s Class B common stock and 20,000 shares of common stock to which Mr. Richardson holds stock options exercisable within 60 days. Does not include (i) 15,660 shares of common stock and 8,000 shares of Class B common stock held by William G. Seils as custodian for Mr. Richardson’s sons, Alexander and Nicholas, (ii) 1,187 shares of common stock held directly by Alexander, (iii) 1,188 shares of common stock held directly by Nicholas and (iv) 4,920 shares of common stock and 7,977 shares of Class B common stock held by Mr. Richardson’s wife, as to all of which Mr. Richardson disclaims beneficial ownership. Mr. Richardson has pledged 545,000 of his shares of Class B common stock as security to JP Morgan Chase Bank to secure a personal loan.
(7)	Includes 825 shares of common stock which would be issued upon conversion of Mr. Rubinovitz’ Class B common stock.
(8)	Includes 30,000 shares of common stock to which Mr. Badger holds stock options exercisable within 60 days.
(9)	Includes 30,500 shares of common stock to which Ms. Diddell holds stock options exercisable within 60 days.
(10)	Includes 35,000 shares of common stock to which Ms. Dvorak holds stock options exercisable within 60 days.
(11)	Includes 18,000 shares of common stock to which Ms. McNally holds stock options exercisable within 60 days.

(12)	Includes 6,000 shares of common stock to which Mr. Peloquin holds stock options exercisable within 60 days.
(13)	Does not include the shares of common stock and Class B common stock described in note 6 above as being held by Mr. Seils as custodian for Mr. Richardson’s sons, those held directly by Mr. Richardson’s sons, and those held by Mr. Richardson’s spouse. Includes: (i) 2,931,428 shares of common stock which would be issuable on conversion of Class B common stock; and (ii) 216,700 shares of common stock issuable upon options exercisable within 60 days.
(14)	Information disclosed in this table is as of June 30, 2011 and was obtained from a Schedule 13F filed with the SEC on August 9, 2011. The address for Dimensional Fund Advisors is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(15)	Information disclosed in this table is as of December 31, 2010 and was obtained from a Schedule 13G filed with the SEC on February 11, 2011. The address for Lakeview Investment Group, LLC is 444 N. Michigan Avenue, Suite 3500, Chicago, IL 60611.
(16)	Royce & Associates, LLC, investment advisor to The Royce Funds, is a direct wholly owned subsidiary of Legg Mason, Inc. Information disclosed in this table is as of June 30, 2011 and was obtained from a Form 13F filed with the SEC on August 9, 2011. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.
(17)

Information disclosed in this table is as of July 18, 2011 and was obtained from a Schedule 13G filed with the SEC on July 28, 2011. The address for Gates Capital Management, Inc. is 1177 Avenue of the Americas, 32nd Floor, New York, NY 10036.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee expects to engage Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending June 2, 2012.

Although the Audit Committee is not required to do so, it is submitting its expected selection of our independent registered public accounting firm for ratification at the Annual Meeting in order to ascertain the views of our stockholders. The Audit Committee will not be bound by the vote of the stockholders; however, if the proposed selection is not ratified, the Audit Committee would reconsider its selection.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

Our Board of Directors recommends that the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 be ratified and urges you to vote “FOR” this Proposal II.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors that are “independent” as defined under the NASDAQ listing standards corporate governance listing standards and Rule 10A-3 under the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended May 28, 2011 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and has discussed with Ernst & Young its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by Ernst & Young to the Company is compatible with maintaining the independence of Ernst & Young with the Company. The Audit Committee has also discussed with management of the Company and Ernst & Young such other matters and received assurances from them as it deemed appropriate.

The Company’s internal auditors and Ernst & Young discussed with the Audit Committee the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their reviews, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2011, for filing with the SEC.

Audit Committee of the Board of Directors

John R. Peterson, Chair
Samuel Rubinovitz
Harold L. Purkey

Independent Auditor’s Fees

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by our principal registered public accounting firm for the respective years.

	2011	2010
Audit Fees (1)	$978,480	$917,000
Audit-Related Fees	–	–
Tax Fees(2)	$895,610	$211,283
All Other Fees (3)	–	–

Total	$1,874,090	$1,128,283

(1)	Audit Fees were for professional services rendered for the audits of our annual financial statements included in our Forms 10-K for the fiscal years ended May 28, 2011, and May 29, 2010, the reviews of the financial statements included in our quarterly reports on Forms 10-Q during such fiscal years, statutory audits for certain of our non-U.S. subsidiaries, and in fiscal 2011, audit of our internal controls over financial reporting.
(2)	Tax Fees were for transfer pricing, tax compliance and tax consulting services and included $438,890 for the preparation of amended tax returns for fiscal years 2006 to 2010 required as the result of the sale of RFPD and $150,000 for tax consulting and planning services related to the sale of RFPD.

Audit Fees are reviewed and specifically approved by the Audit Committee on an annual basis. The Audit Committee has established formal policies and procedures for the pre-approval of audit-related, tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of and amount to be expended for auditor services by specific categories of services to be provided. The Audit Committee pre-approved all Tax Fees shown above as billed in fiscal 2011 pursuant to its established policies and procedures.

RELATED PARTY TRANSACTIONS

Pursuant to our Code of Conduct, related party transactions involving directors, executive officers or their immediate family members must be reviewed and approved by our Board of Directors prior to the Company entering into such transactions. Our Code of Conduct generally describes a prohibited related party transaction as one that would adversely influence an employee or director in the performance of his or her duties to the Company or one that is inconsistent with or opposed to the best interests of the Company. The Code of Conduct contains many standards and examples of potentially prohibited related party transactions, but the Board of Directors retains the discretion to determine whether each potential transaction is consistent with the standards described in the Code of Conduct. Other than the broad standards outlined in the Code of Conduct, we do not have written standards for reviewing and evaluating potential related party transactions. However, Directors may consider any factors that they deem consistent with their fiduciary duties to stockholders.

During fiscal 2011, there were no related party transactions between the Company and our directors, executive officers or their immediate family members.

PROPOSAL 3 – APPROVAL OF RICHARDSON ELECTRONICS, LTD. 2011 LONG-TERM INCENTIVE PLAN

On July 19, 2011, the Board voted unanimously to approve and recommend to stockholders the approval of the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan (the “Stock Plan”). The following is a summary of the material terms of the Stock Plan and is qualified in its entirety by the full text of the Stock Plan as set forth as Annex A to this Proxy Statement.

General Description of the Stock Plan

The Board believes that stock-based awards are an important element of the Company’s compensation programs. The Stock Plan promotes the Company’s compensation philosophy and objectives in that the primary objectives of the Stock Plan are to provide incentives to certain officers, employees, directors, consultants and other service providers to manage the business of the Company and its affiliates in a manner that will provide for the long-term growth and profitability of the Company; to encourage stock ownership and provide such recipients with a proprietary interest in the Company; and to provide a further means of hiring, rewarding and retaining key personnel.

The Stock Plan will replace the Company’s 2001 Incentive Compensation Plan that was approved by stockholders at the 2001 Annual Meeting (the “2001 Plan”). The 2001 Plan expired on August 17, 2011, and no further awards may be made under the 2001 Plan. Subject to stockholder approval at the Annual Meeting, the Stock Plan will be effective as of July 19, 2011. Information on the total number of shares available under the Company’s existing equity compensation plans and subject to outstanding options and rights is presented in the Equity Compensation Plan Information table contained in our Annual Report on Form 10-K for the fiscal year ended May 28, 2011.

The Stock Plan allows the Company the flexibility to grant a variety of stock and stock-based awards, including stock options and stock appreciation rights, granted separately or in tandem with each other, and restricted shares and restricted share units, both time vested and/or conditioned on the attainment of performance goals. The Stock Plan is also designed to allow compliance with Section 162(m) of the Internal Revenue Code (the “Code”). It

is intended that awards under the Stock Plan with a performance component (which does not include time-vested share awards) generally will satisfy the requirements for performance-based compensation under Section 162(m) while granting the Compensation Committee the authority to grant nonperformance-based awards where it deems appropriate. Section 162(m) generally places a $1,000,000 per employee limit on the tax deduction allowable for compensation paid (or accrued for tax purposes) with respect to the Chief Executive Officer and the three other highest-paid executives (excluding the chief financial officer) during a tax year, unless the compensation meets certain requirements. All stock incentive awards to the Company’s most highly compensated executives that may be made over the next few years are expected to be granted under the Stock Plan.

Summary of the Stock Plan

Shares Subject to the Stock Plan

The Board reserved 750,000 shares of the Company’s common stock for issuance pursuant to awards granted under the Stock Plan, subject to adjustment as provided therein. Up to 100% of the shares reserved under the Stock Plan may be issued pursuant to incentive stock options, in the form of any other Award (as defined below), or in any combination thereof. In the event all or a portion of an Award is forfeited, cancelled, expired, or terminated before becoming vested, paid, exercised, converted, or otherwise settled in full, that number of shares shall be again available under the Stock Plan and shall not count against the maximum number of reserved shares under the Stock Plan.

Applicable provisions of the Code restrict the Company’s ability, in the absence of stockholder approval, to grant incentive stock options under Code Section 421 and to claim deductions for performance-based compensation which may be restricted under Code Section 162(m). The maximum number of shares of common stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights, or other awards that are denominated in shares of common stock and are intended to be performance-based compensation under Code Section 162(m) shall not exceed 200,000, subject to adjustment in accordance with the provisions of the Stock Plan. Furthermore, the maximum aggregate dollar amount that may be paid under any performance Award denominated in cash during any calendar year to an employee may not exceed $2,000,000.

Administration

The Stock Plan provides for administration by a committee appointed by the Board or, alternatively if no such committee is appointed, by the entire Board (the “Committee”). When appointing members to the Committee, the Board is to take into consideration the “outside director” standards contained in Code Section 162(m), the “non-employee” director standards contained in Rule 16b-3 of the Exchange Act, and, if applicable, the requirements of the national securities exchange or nationally recognized quotation or market system on which the Company’s common stock is then traded. The Committee has the authority to grant awards under the Stock Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Stock Plan, including, without limitation, the authority (i) to determine which Affiliates and which employees shall be covered by the Stock Plan; and (ii) to adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. The Committee’s decisions relating to the administration of the Stock Plan and grants of Awards shall be final and binding on all persons.

The Stock Plan permits the Board to delegate to one or more officers of the Company, the Chairman of the Committee, or both, the ability to grant awards under the Stock Plan to individuals other than officers or directors of the Company and any affiliate. The person(s) so designated can determine the number of shares as to which an award is granted, subject to a maximum number established by the Board.

Types of Awards

The Stock Plan permits the Committee to make a variety of awards, including incentive and nonqualified options to purchase shares of the Company’s common stock, stock appreciation rights, other stock-based awards which are settled in either cash or shares of the Company’s common stock and are determined by reference to shares of stock, such as grants of restricted common stock, grants of rights to receive stock in the future, or dividend equivalent rights, and cash performance awards, which are settled in cash and are not determined by reference to shares of the Company’s common stock (together, “Awards”). These discretionary Awards may be made on an individual basis or through a program approved by the Committee for the benefit of a group of eligible persons.

The number of shares of common stock as to which any Award is granted, the potential payout of any Award not denominated in shares of common stock and the eligible persons to whom Awards are granted will be determined by the Committee, subject to the provisions of the Stock Plan. Awards may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Committee, to the extent not otherwise inconsistent with the terms of the Stock Plan.

Structure of Individual Awards

The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m). To the extent that the Committee desires to base an Award on performance goals that are intended to qualify the Award as performance-based compensation under Code Section 162(m), the Committee may, but is not required to, make the vesting or payment of the Award subject to the achievement of one or any combination of the performance listed below during a specified period: (1) earnings per share; (2) book value per share; (3) operating cash flow; (4) free cash flow; (5) cash flow return on investments; (6) cash available; (7) net income (before or after taxes); (8) revenue or revenue growth; (9) total shareholder return; (10) return on invested capital; (11) return on shareholder equity; (12) return on assets; (13) return on common book equity; (14) market share; (15) economic value added; (16) operating margin; (17) profit margin; (18) stock price; (19) operating income; (20) EBIT or EBITDA; (21) expenses or operating expenses; (22) productivity of employees as measured by revenues, costs, or earnings per employee; (23) working capital; (24) improvements in capital structure; or (25) cost reduction goals.

The performance goals may be applied to the Company, any affiliate or any business unit, either individually, alternatively or in combination. In addition, the Committee may modify the performance goals previously established with respect to a particular grant of an Award to address accounting expenses of equity compensation; amortization of acquired technology and intangibles; asset write-downs; litigation-related events; changes in laws affecting reported results; reorganizations; discontinued operations; and extraordinary and non-recurring events, except where such action would result in the loss of a tax deduction to the Company pursuant to Code Section 162(m).

The maximum number of shares of common stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights, or other awards that are denominated in shares of common stock and are intended to be performance-based compensation under Code Section 162(m) shall not exceed 200,000, subject to adjustment in accordance with the provisions of the Stock Plan. Furthermore, the maximum aggregate dollar amount that may be paid under any performance Award denominated in cash during any calendar year to an employee may not exceed $2,000,000.

After the date of grant, the Committee, in its sole discretion and for such reasons as it determines to be appropriate, may modify the terms and conditions of an Award except to the extent inconsistent with other provisions of the Stock Plan. Such modifications may include, among others, changes to or waivers of any forfeiture provisions under an Award; changes to the settlement terms of any Award; waiver of any early expiration provisions; or adjustments to an Award in connection with a reorganization or change in control of the Company, as discussed in further detail below.

Awards generally shall not be transferable or assignable during a holder’s lifetime unless otherwise provided under the terms of the individual Award. However, incentive stock options may not be transferred except by will or by the laws of intestate succession.

Options

At the time an option is granted, the Committee will determine whether the option is an incentive stock option or a nonqualified stock option. The Stock Plan provides that the exercise price of any option may not be less than the fair market value of the common stock of the Company on the date of the grant. The term of an incentive stock option may not exceed ten (10) years from the date of grant. In addition, an incentive stock option may only be granted under the Stock Plan within ten (10) years from the date the Stock Plan was adopted by the Board.

For incentive stock options, special rules relating to the option term and the exercise price apply for employees who, at the time the option is granted, own (directly or indirectly) more than 10% of the common stock of the Company or any subsidiary (an “Over 10% Owner”). Incentive stock options granted to an Over 10% Owner must be granted with an exercise price equal to 110% of the fair market value of the Company’s common stock on the date of the grant. Also, the term of an incentive stock option granted to an Over 10% Owner cannot exceed five (5) years from the date of grant. For purposes of determining an individual’s ownership percentage of common stock, any stock owned by such individual’s spouse, parents, grandparents, children, grandchildren and siblings will be attributed to such individual. In addition, any stock owned by a corporation, partnership, estate or trust in which an individual owns an interest is attributed to that individual on a pro rata basis based on the individual’s ownership percentage.

Subject to any further limitations in the Award agreement, in the event of a recipient’s termination of employment, the term of an incentive stock option will expire, terminate and become unexercisable no later than three months after the date of the termination of employment; provided, however, that if the termination of employment is due to death or disability, up to one year may be substituted for the three-month period. The Committee may, however, permit an incentive stock option to continue beyond these time limits, in which case the option will become a nonqualified stock option.

The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of the Company’s common stock, through a cashless exercise executed through a broker, or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

Reload grants are prohibited under the Stock Plan. Reload grants are new option grants that are made to an optionee to replace shares delivered by the optionee in payment of the exercise price and/or tax withholding obligation under any other option held by the optionee.

The Committee may not directly or indirectly reduce the exercise price of an option after it is granted without the approval of the Company’s stockholders, except in connection with a merger, liquidation, or other similar reorganization of the Company. Surrendering an option in consideration of, or in exchange for, the grant of a new option with a lower exercise price, stock, cash, or any other award would be considered a reduction in the exercise price of the original option.

Stock Appreciation Rights

Stock appreciation rights may be granted separately or in connection with another Award. Each stock appreciation right allows the recipient to receive the appreciation per share of the Company’s common stock over a defined price which may not be less than the fair market value of a share of the Company’s common stock on the date the stock appreciation right is granted. If a stock appreciation right is granted in connection with another Award, it may only be exercised to the extent that the related Award has not been exercised, paid, or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of common stock or in cash, according to terms established by the Committee with respect to any particular award. Stock appreciation rights have no defined expiration period under the Stock Plan, but an expiration period can be included in the applicable Award agreement or program.

The Committee may not directly or indirectly reduce the strike price of a stock appreciation right after it is granted without the approval of the Company’s stockholders, except in connection with a merger, liquidation, or other similar reorganization of the Company. Surrendering a stock appreciation right in consideration of, or in exchange for, the grant of a new stock appreciation right with a lower strike price, stock, cash, or any other award would be considered a reduction in the strike price of the original stock appreciation right.

Other Stock-Based Awards

The Stock Plan allows the Committee to grant stock-based incentives, other than options and stock appreciation rights, that entitle the recipient to receive payment of an amount equal to either the value of a specified number or a percentage or multiple of a specified number of shares of the Company’s common stock, or the value of dividends paid on a specified number of shares of common stock during a dividend period. Such Awards may be subject to such restrictions and other conditions, if any, as the Committee shall determine, and payment may be made in either cash or shares of the Company’s common stock, as the Committee may determine. Examples of such stock-based incentives that may be granted pursuant to the Stock Plan include restricted stock, restricted stock units, performance share awards, and dividend equivalent rights.

Cash Performance Awards

The Stock Plan also allows the Committee to grant cash performance awards that entitle the recipient to receive payment in cash of an amount equal to the value of a specified number or a percentage or multiple of a specified number of units other than shares of the Company’s common stock. Such cash Awards may be subject to such restrictions and other conditions, if any, as the Committee shall determine.

Tax Reimbursement Payments

The Committee has the option to make cash tax reimbursement payments designed to cover tax obligations of recipients that result from the receipt or exercise of an award.

Termination of Awards

The terms of a particular Award may provide that it terminates, among other reasons: upon the holder’s termination of employment or other status with respect to the Company or any affiliate of the Company; upon a specified date; upon the holder’s death or disability; or upon the occurrence of a change in control of the Company. Awards may include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. In the Committee’s discretion, awards that are subject to termination may be cancelled, accelerated, paid or continued, subject to the terms of the applicable agreement reflecting the terms of an Award and to the provisions of the Stock Plan.

Reorganizations

The number of shares of common stock reserved for the grant or for issuance in connection with the exercise, settlement, vesting, or payment of an Award, as applicable, the exercise price of an option and the threshold price of a stock appreciation right, the specified number of shares of common stock to which an Award pertains and the annual limit on the number of shares of common stock subject to Awards or on the number of shares of common stock which may be used to settle an Award will be adjusted in the event of any stock dividend, stock split, spinoff, rights offering or recapitalization of the Company or similar event effected without the receipt of consideration.

In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in the Company’s capital structure, tender offer or a change in control of the Company, Awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided that the adjustment is not inconsistent with the terms of the Stock Plan or any agreement reflecting the terms of an award. The Company may also use the Stock Plan to assume awards previously granted by the Company or a third party in favor of persons who become eligible to participate under the Stock Plan.

Amendment or Termination

The Stock Plan may be amended or terminated by the Board. No amendment may increase the number of shares available for the grant of incentive stock options, change the classes of persons who can receive incentive stock options, or change in the granting corporation or the shares available for purchase or grant under the Stock Plan without stockholder approval, provided that further stockholder approval will not be required in certain transactions if the Stock Plan is fully described in an agreement or other document, such as a consolidation agreement, reflecting the transaction, and the transaction is approved by the stockholders. No amendment or termination by the Board may adversely affect the rights of a holder of an award without the holder’s consent.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the Stock Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Stock Plan.

Incentive Stock Options

A participant will not recognize income and will not be taxed upon the grant of an incentive stock option nor upon exercise of all or a portion of the option. Instead, the participant will be taxed at the time he or she sells the shares of common stock purchased on exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock during the two-year period from the date of grant of the incentive stock option and the one-year period from the date the common stock is transferred to him or her, the gain will be capital gain, and the Company will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain prior to that time, the difference between the amount the participant paid for the common stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Nonqualified Options

A participant will not recognize income and will not be taxed upon the grant of a nonqualified option or at any time prior to the exercise of all or a portion of the option. At the time the participant exercises all or a portion of a nonqualified option, he or she will have compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and the Company will then be entitled to a corresponding deduction. Depending upon the period shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when the nonqualified option was exercised. Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

Stock Awards

A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient or is subject to a “substantial risk of forfeiture,” as defined in the Code. However, when the shares of common stock that are subject to the stock award are transferable by the recipient and are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

Other Stock Incentives

Generally, a participant will not recognize income and will not be taxed upon the grant of a stock appreciation right, dividend equivalent right, restricted stock unit, or performance award (collectively, the “Equity Incentives”). At the time a participant receives payment under any Equity Incentive, generally, he or she will have compensation taxable as ordinary income in an amount equal to the cash or fair market value of the common stock received, and the Company will then be entitled to a corresponding deduction.

Withholding Taxes

A participant may be liable for federal, state, or local tax withholding obligations as a result of the grant, exercise or settlement of an Award. The tax withholding obligation may be satisfied by payment in the form of cash, certified check, previously-owned shares of the Company’s common stock or, if a participant elects with the permission of the Committee, by a reduction in the number of shares to be received by the participant under the Award.

409A

The Stock Plan is intended to meet requirements for exemptions from coverage, or otherwise avoid triggering adverse tax consequences, under Code Section 409A governing nonqualified deferred compensation. In the event an Award which provides deferred compensation loses eligibility for such exemption, or otherwise triggers such adverse tax consequences, whether by design or by operational failure, such Award will be subject to adverse taxation under Code Section 409A (i.e., the award and all similar types of deferred compensation will be (i) taxed upon vesting and (ii) subject to both an additional 20% tax and an interest assessment).

The foregoing is only a summary of the effect of federal income taxation upon participants and the Company with respect to the grant and exercise of awards under the Stock Plan. It does not purport to be complete and does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Required Vote and Recommendation

The affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve Proposal 3. The effect of an abstention is the same as a vote “AGAINST” Proposal 3, and a broker non-vote will have no effect on Proposal 3.

Our Board of Directors recommends that stockholders vote “FOR” the approval of the 2011 Long-Term Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the performance and contribution of our executive officers are critical to the success of the Company. To attract, retain and motivate our executives to accomplish our business strategies, we have implemented executive compensation programs providing executives with the opportunity to earn compensation that reward strong performance and creation of stockholder value.

Fiscal 2011 was an exceptional year for the Company with record earnings and the successful sale of the RF, Wireless and Power Division (RFPD), and the compensation of the named executive officers in fiscal 2011 reflects rewards for their strong performance in connection with achieving these results.

Objectives

The fundamental objectives of our executive compensation programs are to:

•	Attract and retain highly qualified executives by providing total compensation that is internally equitable and externally competitive;
•	Motivate executives by providing performance-based incentives to achieve our annual financial goals and long term business strategies; and
•

Align the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

To achieve our compensation objectives, we use both annual cash compensation, which includes a base salary and an annual cash incentive plan, and time-based equity awards. When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance the total executive compensation program to promote the achievement of both current and long-term performance goals.

The Compensation Committee reviews and analyzes our executive compensation policies, programs and practices regularly in light of these objectives and our financial performance to ensure that our compensation practices are appropriately configured to achieve these objectives.

Named Executive Officers

For fiscal 2011, our named executive officers were as follows:

Executive Name	Title
Edward J. Richardson	Chairman, Chief Executive Officer and President
Kathleen S. Dvorak	Executive Vice President, Chief Financial Officer, and Chief Strategy Officer
Wendy S. Diddell	Executive Vice President, Corporate Development
Gregory J. Peloquin	Former Executive Vice President and General Manager, RF, Wireless & Power Division
Kyle C. Badger	Executive Vice President, General Counsel and Secretary
Kathleen M. McNally	Senior Vice President, Global Supply Chain

Establishing Executive Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to executive compensation. Its role is to review and approve our compensation programs, policies and practices with respect to the executive officers. The Compensation Committee assists the Board in evaluating the performance of the Chief Executive Officer, which is generally conducted during executive sessions of the Board. The committee also reviews the Chief Executive Officer’s evaluation of the performance of the other executive officers in order to determine the base compensation and annual cash bonus opportunities for the executive officers in light of the objectives of our compensation programs. The committee also administers our incentive compensation plans and, in such capacity, determines equity compensation for our executive officers in the form of awards of stock, restricted stock and stock options to support the objectives of our compensation programs.

Role of Management. The Chief Executive Officer (CEO) assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the executive officers other than himself. The CEO also develops performance objectives for executive officers whose incentive compensation includes personal performance goals. The CEO meets with each executive officer formally on an annual basis to review past performance and to discuss performance objectives for the following year.

In connection with developing his recommendations for executive officer compensation, the CEO consults with the Chief Financial Officer (CFO), who also serves as our Chief Human Resources Officer. In connection with the structure and amount of our executive officer compensation, the CFO advises the CEO regarding our financial performance and, in her capacity as Chief Human Resources Officer, the compensation for our non-executive officer employees and the compensation of executive officers at companies with whom we compete for executive talent. The CEO consults with the CFO to ensure that the CEO’s recommendations for executive officer compensation will achieve our annual financial goals and long term business plans and be internally equitable and externally competitive. The CFO bases her opinion of competitive compensation on personal knowledge, publicly available information and informal surveys of human resource professionals. During fiscal 2011, the CFO did not analyze executive compensation at any group of peer companies or prepare a written report setting forth her opinion of competitive compensation. The CEO also consults informally with members of the Compensation Committee prior to presenting his recommendations to the committee for their review and discussion to ensure that his recommendations will best achieve our compensation objectives.

Role of Employment Agreements. We consider employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the named executive officers other than Mr. Richardson and Ms. McNally have entered into employment agreements. The employment agreements with each of the named executive officers establish initial base compensation and ongoing annual cash bonus opportunity as a percentage of base compensation. These employment agreements are described in further detail on pages 31-32. Due to his substantial equity stake in the Company, the Compensation Committee does not believe that an employment agreement with Mr. Richardson is necessary to achieve the retention goals served by employment agreements with most of the other named executive officers.

Role of Compensation Benchmarking. One of the fundamental objectives of our compensation program is that total compensation be externally competitive. To achieve this objective, from time to time we obtain data to compare our executive compensation against executive compensation at other companies. In fiscal years when we do not obtain such data, the CEO and the Compensation Committee rely on the opinions of management, particularly the CFO, regarding their opinions of competitive compensation and general market trends in executive compensation.

Generally, the CEO and the Compensation Committee seek advice from the CFO as to whether the market for executive compensation has changed significantly since the last time the Company obtained benchmarking data. If the Compensation Committee believes the market has changed significantly, then it instructs the CFO to commission a study of executive compensation at certain comparable companies for purposes of evaluating our compensation arrangements. If the Compensation Committee does not believe the market has changed significantly, then the CFO considers whether proposed compensation decisions are generally competitive with market trends. Our CFO’s opinion of competitive compensation and market trends is based on her personal knowledge and publicly available information. The CFO does not independently analyze executive compensation at any group of peer companies or prepare a written report setting forth an opinion of competitive compensation.

In fiscal 2007 we purchased a broad-based third-party survey of executive compensation at other companies in the electrical equipment, electronics, telecommunications equipment and related industries, as described in our proxy statement for the fiscal 2007 Annual Meeting of Stockholders. We have not purchased any benchmarking study since fiscal 2007, primarily because the CEO, the Compensation Committee and the CFO did not believe that the market had changed significantly from fiscal 2007 as a result of global economic conditions. Accordingly, in fiscal 2011, our CEO and Compensation Committee merely sought our CFO’s opinion as to whether our compensation determinations for our 2011 fiscal year were externally competitive.

Role of Compensation Consultants. The Compensation Committee has the authority under its charter to retain compensation consultants to assist in the evaluation of executive officer compensation and benefits and approve the consultants’ fees and other retention terms. However, the Company and the Compensation Committee have not historically relied upon the advice of compensation consultants in determining named executive officer compensation. Instead, as described above, the CFO advises the CEO and the Compensation Committee regarding competitive executive compensation based on her personal knowledge, publicly available information and informal surveys of human resource professionals.

Elements of Executive Compensation

Most of our compensation elements fulfill one or more of our compensation objectives. The elements of total compensation for our named executive officers are:

•	base compensation;
•	annual cash bonus compensation;
•	equity-based compensation;
•	profit sharing/401(k) plan; and
•	perquisites.

Base Compensation. The Compensation Committee alone determines the CEO’s base compensation. In 1983, the Compensation Committee adopted a resolution that set Mr. Richardson’s base compensation at $250,000 and determined that his base compensation would adjust each year for cost of living increases. The Compensation Committee reaffirmed this resolution and approved a cost of living adjustment for Mr. Richardson from 1983 through fiscal 2008. During fiscal 2009, the Company suspended increases in base compensation for most employees, including Mr. Richardson and all other executive officers, due to the substantial decline in revenue resulting from the global economic recession. The Compensation Committee lifted its suspension in increases in base compensation for fiscal 2011 for all employees, including Mr. Richardson and the other executive officers. As in recent fiscal years when the Compensation Committee has approved a cost of living adjustment for Mr. Richardson, the amount approved was equal to the budgeted increase in compensation for our U.S. employees, which for fiscal 2011 was 2.7% and was based on generally available market data with respect to annual wage increases in the U.S. Accordingly, Mr. Richardson’s base compensation at the end of fiscal 2011 was $556,474, representing a 2.7% increase over his base compensation at the end of fiscal 2010 of $541,845.

The amount of base compensation for each of the other named executive officers is initially set upon the commencement of his or her employment with us as an executive officer and is stated in the named executive officer’s employment agreement if we have an employment agreement with the named executive officer. This initial amount is established with a goal of attracting talented executive officers to the Company and is recommended by the CEO and approved by the Compensation Committee. Thereafter, each of the named executive officer’s base compensation is reviewed annually by the CEO and the Compensation Committee.

In determining appropriate levels of base compensation for executive officers, the CEO considers the executive officer’s individual performance, the financial performance of the Company, and a base compensation that is internally equitable and externally competitive. The Compensation Committee annually reviews the base compensation of the executive officers set by the CEO and independently consults with the CFO. The Compensation Committee reports its findings and opinions with respect to base compensation to the Board for further discussion so that the Board may provide feedback to the CEO regarding its perception of how well the base compensation of the executive officers achieves our compensation objectives.

During fiscal 2011, the CEO recommended a cost of living adjustment for each of the named executive officers. The Compensation Committee approved increasing the base compensation of each of the named executive officers by 2.7% during fiscal 2011, which was equal to the budgeted increase in compensation for fiscal 2011 for all of our U.S. employees.

Annual Cash Bonus Compensation. During fiscal 2008, the Compensation Committee recommended and the Board and stockholders approved the Edward J. Richardson Incentive Compensation Plan. Under the plan, Mr. Richardson is eligible for an annual cash bonus equal to 2% of our annual net income after taxes each fiscal year, subject to the Compensation Committee’s right, in its sole and exclusive discretion, to reduce the bonus, including a reduction to zero. This plan formalized the annual cash bonus arrangement for the CEO established by the Board of Directors in 1983.

Pursuant to the terms of Mr. Richardson’s plan, the Compensation Committee approved a bonus payment to Mr. Richardson for fiscal 2011 of $1,843,997, which is equal to 2% of $92,199,828, the Company’s net income after taxes for fiscal 2011. The Compensation Committee believes this bonus amount is appropriate since Mr. Richardson was the key driver of the sale of RFPD, negotiating its terms on behalf of the Company and overseeing its successful completion, and the proceeds of the sale of RFPD were the most significant contribution to the Company’s net income.

The Company relies on performance-based cash bonuses under the Company’s annual incentive compensation plan to reward Company employees, including executive officers, for achievement of specific financial goals related to our annual operating plan and budget. The Compensation Committee believes tying annual cash bonus compensation for executive officers primarily to financial metrics provides the appropriate incentive to the executive officers to contribute to our financial success. For most of the named executive officers, the annual incentive plans also include a substantial portion related to achievement of personal performance goals.

On an annual basis, management presents specific recommendations to the Compensation Committee regarding the financial metrics and other components to be included in the annual incentive plan, which are those metrics and components that management believes will provide the best incentive to achieve desired operating results. These recommendations developed in light of achievement under prior plans and through consultations with the CEO and the CFO. The Compensation Committee considers management’s recommendation and then determines the final components and structure of our incentive compensation plans based on the objectives of our compensation program.

In fiscal 2009, the Compensation Committee modified the incentive plans to include financial metrics related to total company performance and working capital efficiency to reward executive officers and other Company employees for achieving the Company’s cash flow improvement objectives. The Compensation Committee believes that the emphasis placed on these metrics in the annual incentive plans contributed to the Company’s successfully reducing its expenses and improving cash flow in fiscal 2009 and ultimately led to improved operating results in fiscal 2010, and these elements have been retained in subsequent annual incentive plans.

The target bonus opportunities for all of the named executive officers are equal to 50% of their base compensation, which excludes car allowance, bonus, equity awards and perquisites. The target bonus percentages were initially set by the Compensation Committee with a goal of attracting talented executive officers to the Company, and are stated in the named executive officers’ employment agreement if we have an employment agreement with the named executive officer. If we do not have an employment agreement with the named executive officer, then the target bonus percentage is recommended by the CEO and approved by the Compensation Committee on an annual basis.

During fiscal 2011, the named executive officers were eligible for annual cash bonuses based on the following metrics:

Fiscal 2011 Incentive Metrics

	Dvorak	Diddell	Peloquin	Badger	McNally

Net Income for Company	25.0%	0.0%	12.5%	25.0%	25.0%
Working Capital Efficiency for Company	25.0%	0.0%	12.5%	25.0%	25.0%

Company Results	50.0%	0.0%	25.0%	50.0%	50.0%

Sales Incentive	0.0%	0.0%	30.0%	0.0%	0.0%
RFPD Operating Income	0.0%	0.0%	22.5%	0.0%	0.0%
Working Capital Efficiency for RFPD	0.0%	0.0%	22.5%	0.0%	0.0%

RFPD Results	0.0%	0.0%	75.0%	0.0%	0.0%

Personal Performance	50.0%	100.0%	0.0%	50.0%	50.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Net Income means consolidated net income of the Company, as calculated in accordance with generally accepted accounting principles (GAAP) and reported in our financial statements filed with the Securities and Exchange Commission (SEC). Sales Incentive is a non- GAAP measurement based on product margin and is calculated as net sales, less direct product costs not including provisions such as inventory overstock charges, customer returns, scrap and cycle count adjustments, engineering costs, manufacturing absorption, purchase price variance and certain freight provisions. RFPD Operating Income is the operating income of our former RF, Wireless and Power Division (RFPD). Working Capital Efficiency is a non-GAAP metric that measures how well the Company or, in the case of Mr. Peloquin, RFPD is managing working capital to generate sales and is calculated as the sum of receivables and inventory, less accounts payable (i.e., working capital), divided by net sales.

Personal Performance means the named executive officer’s personal performance as evaluated by the CEO and approved by the Compensation Committee. In determining the achievement of personal performance by the named executive officers, neither the Compensation Committee nor the CEO adhere to rigid formulas, but instead each named executive officer’s contributions to the Company are evaluated in the context of our overall performance and in light of pre-defined Company and personal goals.

Targets for each of the financial metrics are set by the Compensation Committee at the beginning of each fiscal year and correspond with the annual financial plan for the Company approved by the Board of Directors.

Net Income and RFPD Operating Income were calculated and paid on a quarterly basis for our first three fiscal quarters with respect to achievement of quarterly targets. A final calculation was made at the end of the fiscal year on a cumulative basis with an additional payment made to the named executive officer only if the final calculation indicated additional bonus payments, less amounts already paid, were due. However, if the final calculation would have indicated that previously paid bonus amounts exceeded what would have been paid solely on a fiscal year basis, then the named executive officers would not have been required to return any previous payment to us. For fiscal 2011, each of the named executive officers, other than Mr. Peloquin, whose employment with us ceased at the end of the third quarter in connection with the sale of RFPD, was entitled to an additional bonus payment based upon the cumulative year end calculation.

Working Capital Efficiency was calculated and paid on a quarterly basis with respect to achievement of quarterly targets, meaning that for each of our four fiscal quarters, Working Capital Efficiency was calculated and paid based on achievement in that quarter alone. Sales Incentive was calculated and paid based on a year-to-date calculation as of the end of each month throughout the fiscal year. Monthly bonus amounts were paid only if the final calculation indicated additional bonus payments, less amounts already paid, were due.

Payments on the financial metrics incentive targets, other than Sales Incentive, were capped at 100% achievement for each of our first three fiscal quarters and were capped at 150% achievement for the final annual calculation. Payments on Sales Incentive were not capped.

With respect to the Personal Performance component of the annual incentive plan, 25% of the total opportunity was paid at the end of each of the first three fiscal quarters, and the bonus was calculated and any remainder paid at the end of the fiscal year based on the named executive officer’s performance review.

The table below sets forth the bonus targets and percentage achievement for each of the named executive officers for fiscal 2011.

Fiscal 2011 Incentive Targets and Actual Performance(1)

	Dvorak	Diddell	Peloquin(2)		Badger	McNally
Net Income
Target	$ 22,771	N/A	$ 14,843		$ 22,771	$ 22,771
Actual	$ 90,074	N/A	$ 24,052		$ 90,074	$ 90,074
% Achievement (3)	150.0%	N/A	100.0%		150.0%	150.0%
Eligible	$ 45,368	N/A	$ 12,188		$ 29,532	$ 22,648
Earned	$ 68,052	N/A	$ 12,188		$ 44,298	$ 33,972
Working Capital Efficiency (4) - Company
Target	24.6%	N/A	23.4%		24.6%	24.6%
Actual	22.2%	N/A	23.4%		22.2%	22.2%
% Achievement	117.6%	N/A	100.0%		117.6%	117.6%
Eligible	$ 45,368	N/A	$ 12,188		$ 29,532	$ 22,648
Earned	$ 53,352	N/A	$ 12,188		$ 34,729	$ 26,635
Working Capital Efficiency - RFPD
Target	N/A	N/A	23.8%		N/A	N/A
Actual	N/A	N/A	24.2%		N/A	N/A
% Achievement	N/A	N/A	90.0%		N/A	N/A
Eligible	N/A	N/A	$ 21,936		N/A	N/A
Earned	N/A	N/A	$ 19,742		N/A	N/A
RFPD Operating Income
Target	N/A	N/A	$ 11,060		N/A	N/A
Actual	N/A	N/A	$ 20,129		N/A	N/A
% Achievement	N/A	N/A	100.0%	(3)	N/A	N/A
Eligible	N/A	N/A	$ 21,938		N/A	N/A
Earned	N/A	N/A	$ 21,938		N/A	N/A
Sales Incentive
Target	N/A	N/A	$ 62,120		N/A	N/A
Actual	N/A	N/A	$ 70,785		N/A	N/A
% Achievement	N/A	N/A	114.0%		N/A	N/A
Eligible	N/A	N/A	$ 29,250		N/A	N/A
Earned	N/A	N/A	$ 33,345		N/A	N/A
Personal Performance
Rating from the CEO	100.0%	100.0%	N/A		100.0%	100.0%
Eligible	$ 90,739	$ 128,333	N/A		$ 59,064	$ 45,296
Earned	$ 90,739	$ 128,333	N/A		$ 59,064	$ 45,296

Total Eligible	$ 181,475	$ 128,333	$ 97,500		$ 118,128	$ 90,592
Total Earned	$ 212,143	$ 128,333	$ 99,401		$ 138,091	$ 105,903
% Average Achievement	116.9%	100.0%	101.9%		116.9%	116.9%

(1)	“Target” and “Actual” dollar amounts are in thousands. “Eligible” and “Earned” dollar amounts are actual.

(2)	Mr. Peloquin’s targets for net income, working capital efficiency and RFPD operating income are as of the end of the third quarter of fiscal 2011.
(3)	Incentive targets, other than sales incentive, were capped at 100% achievement for each of our first three fiscal quarters and were capped at 150% for annual achievement.
(4)	The Company and RFPD targets and actual achievements shown in this table represent the average targets and average actual achievements over each of our four quarters.

Special Cash Bonus Compensation. The Compensation Committee, based on the recommendations of the CEO, awarded special cash bonus compensation to a number of employees based on their extraordinary efforts in connection with the sale of RFPD. The Compensation Committee believes that such efforts are appropriately rewarded with cash bonus compensation to provide incentive for and to reward employees for extraordinary efforts to achieve the Company’s financial and strategic goals. In particular, the Compensation Committee wanted to recognize Ms. Diddell for her central role in the sale, including negotiating the terms of the sales agreement and related transaction documents and managing the sales process on a global basis to successful completion, which required significant amounts of her time in addition to her other responsibilities managing our Canvys business and overseeing our global supply chain. Accordingly, the Compensation Committee awarded the following amounts to the named executive officers as a result of their efforts in connection with the successful sale of RFPD:

Name	Amount of Special Cash Bonus Compensation
Wendy S. Diddell	$475,000
Kathleen S. Dvorak	$50,000
Kyle C. Badger	$50,000
Kathleen M. McNally	$10,000

Equity Based Compensation. Our 2001 Incentive Compensation Plan provides for grants of equity awards to our executive officers to encourage them to focus on long-term Company performance. The plan is administered by the Compensation Committee of the Board. Historically, the Compensation Committee ordinarily makes grants of options to purchase common stock under the 2001 Plan, although it also has granted awards of common stock and awards of restricted common stock.

Consistent with our policy of providing a total compensation package that includes equity based components, the Compensation Committee makes periodic decisions (normally on an annual basis) regarding appropriate equity grants based on the Company’s achievement of its financial and strategic goals and the participants’ individual performance, based on recommendations from our CEO. The Compensation Committee has the discretion to determine whether equity awards will be granted to the named executive officers and, if so, the number of shares subject to each award. The Compensation Committee makes the sole determination whether an equity award should be granted to the CEO and, if so, the number of shares subject to the award.

The CEO submits to the Compensation Committee on at least an annual basis his recommendation for the amount and type of equity award to grant to each named executive officer other than himself. Annual equity recommendations and grants are typically made after the completion of our first quarter and are based on the Company’s and the grant recipients’ performance in the prior fiscal year. In determining whether to approve or adjust the recommended grants, the Compensation Committee considers our financial performance in the prior fiscal year, the executive’s level of responsibility, and historical award data. The Compensation Committee does not assign a specific weight to any of these factors, but rather these factors are evaluated on an aggregate and qualitative basis.

When awarded, stock options are granted at the fair market value of our common stock on the date of the grant. Under the terms of the 2001 Plan, the fair market value of the stock is the closing sale price of the stock on the date of grant. Our stock options, therefore, have value only if the stock price appreciates following the date the options are granted. Stock option awards to the named executive officers under the 2001 Plan vest over a five-year period with 20% of the stock option grant becoming exercisable 12 months after the date of grant. The remaining options vest and are exercisable in 20% increments over the next four years. The Compensation Committee believes that this vesting schedule encourages long-term executive officer retention.

In fiscal 2011, the CEO did not recommend, and the Compensation Committee did not consider, the amount and type of equity award to grant to each named executive officer until after the completion of the sale of RFPD on March 1, 2011, during the fourth quarter of fiscal 2011. As a result, the CEO’s recommendation and the Compensation Committee’s grants of awards were intended to reflect the Company’s and each named executive officer’s performance in both fiscal 2010 and fiscal 2011. It is not anticipated that the Company will make an equity grant to the named executive officers in fiscal 2012.

Each of the named executive officers other than Mr. Richardson and Mr. Peloquin received a grant of options to purchase the Company’s common stock under the Incentive Compensation Plan in fiscal 2011, as reported in the table for Grants of Plan-Based Awards for Fiscal 2011 on page 30. Mr. Peloquin was no longer an employee of ours at the time the Compensation Committee made awards of stock options. With respect to these awards, the CEO recommended a number of option shares to the named executive officers based upon the historical allocation of such option shares by position with the Company. Since the option grant would be related to the named executive officers’ performance across two fiscal years, the amounts proposed were greater than the amounts historically allocated to the named executive officers’ position by approximately 33 to 66%.

In connection with the sale of RFPD, the Compensation Committee modified Mr. Peloquin’s existing stock option grants to allow such grants to continue to vest and be exercisable by him without regard to his continued employment with us. The Compensation Committee did not believe that it would be fair to Mr. Peloquin for his unvested stock options to be forfeited upon his ceasing to be our employee in connection with the sale since the Company had recognized significant gains from the sale, which the Compensation Committee believed was partly attributable to Mr. Peloquin’s management of RFPD prior to the sale. As a result, Mr. Peloquin continues to hold options to purchase 30,000 shares of our common stock which will vest and become exercisable over the next three years, as more specifically described in the table of Outstanding Equity Awards at Fiscal Year End and the notes thereto beginning on page 30.

Profit Sharing/401(k) Plan. We offer retirement benefits to our employees, including all of the named executive officers, through a tax-qualified Profit Sharing/401(k) Plan, which is a defined contribution plan designed to accumulate retirement funds for participating employees through individual and Company contributions. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. In general, we match 50% of the first 4% of salary and bonus contributed by participants. However, due to the economic recession and uncertainty in our business, we suspended matching contributions in fiscal 2009 as part of our cost savings measures.

Under the plan, the Board may also make discretionary contributions to the plan to be allocated pro rata among the participants, subject to restrictions that limit the amounts allocable to certain highly compensated employees, including all of the named executive officers. The Board evaluates our performance following each fiscal year and determines, based on a qualitative assessment of whether the Company achieved its performance objectives, whether and in what amount we should contribute to the plan. No contribution is made if we had no profits for the fiscal year. In fiscal 2011, the Board made a discretionary contribution to the plan in the amount of $490,835. In accordance with the terms of the plan and applicable regulations, $7,350 of the discretionary contribution was allocated to each of the named executive officers, other than Mr. Peloquin, who was not employed by us at the time of the contribution.

Perquisites. We offer a very limited array of perquisites to our named executive officers, which include a car allowance and annual physical examination. The perquisites provided to each named executive officer in fiscal 2011 totaled less than $15,000 and less than 10% of total annual salary and bonus reported for each named executive officer. We believe that these limited perquisites are an important element of compensation for attracting and retaining high caliber executive officers, but that perquisites are not the most effective means of achieving our compensation objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis (the “CD&A”) for the year ended May 28, 2011, and discussed the CD&A with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement for the year ended May 28, 2011, for filing with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors

Samuel Rubinovitz, Chair
Scott Hodes
Harold L. Purkey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The functions and members of the Compensation Committee are set forth above under “Corporate Governance — Board and Committee Information — Compensation Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Restricted Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Edward J. Richardson	2011	544,377	–	28,300	1,843,997	32,045	2,448,719
Chairman of the Board, President, and Chief Executive Officer	2010	541,845	–	17,726	369,312	24,695	935,852
	2009	532,178	–	–	237,811	24,695	794,684

Wendy S. Diddell	2011	261,331	–	36,846	128,333	494,591	921,101
Executive Vice President, Corporate Development	2010	256,666	–	31,842	128,333	12,165	429,006
	2009	256,666	–	46,325	128,333	96,275	527,599

Kathleen S. Dvorak	2011	365,400	10,177	26,897	212,143	70,280	684,897
Executive Vice President, Chief Financial Officer, and Chief Strategy Officer	2010	362,950	24,396	33,728	176,701	12,270	610,045
	2009	357,471	24,396	26,579	119,528	12,352	540,326

Gregory J. Peloquin	2011	198,105	–	262,144	99,401	9,187	568,837
Executive Vice President and General Manager, RF, Wireless & Power Division	2010	260,000	–	39,554	120,004	12,270	431,828
	2009	260,000	–	33,375	96,621	12,000	401,996

Kyle C. Badger	2011	239,562	–	35,969	138,091	69,530	483,152
Executive Vice President, General Counsel and Secretary	2010	236,250	–	29,228	115,016	12,180	392,674

Kathleen M. McNally	2011	181,185	306	15,142	105,903	29,620	333,123
Senior Vice President, Global Supply Chain

(1)	Amounts in this column represent the dollar amount recognized for the fiscal year for financial statement reporting purposes for the fair value of stock options granted to each named executive officer in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reflect our accounting expenses for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 22, 2011.
(2)	Amounts in this column represent annual incentive payments earned for fiscal 2011, 2010 and 2009 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial goals and personal performance measures. Additional details regarding annual incentive payments made in 2011 are set forth in the Compensation Discussion & Analysis under “Annual Cash Bonus Compensation,” beginning on page 24.

(3)	All Other Compensation for each named executive officer includes: (a) $12,000 annually for car allowance; (b) $7,350 for discretionary contributions made by us to the 401(k) plan in fiscal 2011; (c) imputed income for each named executive officer’s group term life insurance in excess of a $50,000 death benefit; (d) amounts paid by us for physical examinations; and (e) the value of stock allocated to the named executive officer’s employee stock ownership account in fiscal 2009 using the fair market value of our stock at May 29, 2009, or $3.94 per share. For Ms. Diddell, Ms. Dvorak, Mr. Badger and Ms. McNally, All Other Compensation includes special cash bonus consideration in connection with the sale of RFPD as described on page 27. For Ms. Diddell, All Other Compensation also includes: (i) in fiscal 2009 (a) $25,956 in relocation expenses, and (b) $12,868 in gross-up to offset taxes paid by Ms. Diddell associated with the relocation expenses; and (ii) $7,031 accrued, but not paid in fiscal 2011 and $45,191 accrued, but not paid, in fiscal 2009 in connection with termination payments payable to her. Ms. Diddell’s termination payments are discussed below under the heading “Employment Agreements.” The amounts accrued in fiscal 2011 and fiscal 2009 represent an additional accrual due to an increase in her base salary.

Grants of Plan Based Awards for Fiscal 2011

Name	Grant Date	Restricted Stock Award (#)	Grant Date Fair Value of Restricted Stock Awards ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (1)
Edward J. Richardson		–	$ –	–		–
Wendy S. Diddell	4/12/2011	–	–	25,000	$ 13.47	70,750
Kathleen S. Dvorak	4/12/2011	–	–	20,000	13.47	56,600
Gregory J. Peloquin		–	–	–		–
Kyle C. Badger	4/12/2011	–	–	20,000	13.47	56,600
Kathleen M. McNally	4/12/2011			10,000	13.47	28,300

(1)	Amounts in this column represent the full grant date fair value of stock option awards under ASC 718. Amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards refer to Note 3, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 22, 2011.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Edward J. Richardson	10,000	40,000	$5.67	10/13/2019	–	$–
Kathleen S. Dvorak	25,000	–	7.32	11/5/2017	–	–
	4,000	6,000	5.03	10/21/2018	–	–
	3,000	12,000	5.67	10/13/2019	–	–
	–	20,000	13.47	4/12/2021	–	–
Gregory J. Peloquin	–	3,000	8.58	10/17/2016	–	–
	–	6,000	7.24	10/9/2017	–	–
	–	9,000	5.03	10/21/2018	–	–
	–	12,000	5.67	10/13/2019	–	–
Wendy S. Diddell	25,000	–	11.00	6/1/2014	–	–
	–	2,000	8.58	10/17/2016	–	–
	–	5,000	7.24	10/9/2017	–	–
	–	9,000	5.03	10/21/2018	–	–
	–	12,000	5.67	10/13/2019	–	–
	–	25,000	13.47	4/12/2021	–	–
Kyle C. Badger	15,000	10,000	8.85	7/24/2017	–	–
	4,000	6,000	5.03	10/21/2018	–	–
	3,000	12,000	5.67	10/13/2019	–	–
	–	20,000	13.47	4/12/2021	–	–
Kathleen M. McNally	6,000	1,500	8.58	10/17/2016	–	–
	4,500	3,000	7.24	10/9/2017	–	–
	3,000	4,500	5.03	10/21/2018	–	–
	1,500	6,000	5.67	10/13/2019	–	–
	–	10,000	13.47	4/12/2021	–	–

(1)	Options vest and become exercisable in annual increments of 20%, excluding Ms. Dvorak’s options expiring on 11/5/2017 which became exercisable in annual increments of 33%, commencing one year from the date of grant.

(2)	The table below provides the grant date for each outstanding equity award at the end of fiscal 2011 and the respective vesting schedule.

Name	Grant Date	Number of Stock Options Granted	Vesting Period
			Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016
Edward J. Richardson	10/13/2009	50,000	-	-	-	-	-	-	10,000	10,000	10,000	10,000	10,000	-
Kathleen S. Dvorak	11/5/2007	25,000	-	-	-	-	8,333	8,333	8,334	-	-	-	-	-
	10/21/2008	10,000	-	-	-	-	-	2,000	2,000	2,000	2,000	2,000	-	-
	10/13/2009	15,000	-	-	-	-	-	-	3,000	3,000	3,000	3,000	3,000	-
	4/12/2011	20,000	-	-	-	-	-	-	-	4,000	4,000	4,000	4,000	4,000
Gregory J. Peloquin	10/17/2006	3,000	-	-	-	-	-	-	-	3,000	-	-	-	-
	10/9/2007	6,000	-	-	-	-	-	-	-	3,000	3,000	-	-	-
	10/21/2008	9,000	-	-	-	-	-	-	-	3,000	3,000	3,000	-	-
	10/13/2009	12,000	-	-	-	-	-	-	-	3,000	3,000	3,000	3,000	-
Wendy S. Diddell	6/1/2004	25,000	5,000	5,000	5,000	5,000	5,000	-	-	-	-	-	-	-
	10/17/2006	2,000	-	-	-	-	-	-	-	2,000	-	-	-	-
	10/9/2007	5,000	-	-	-	-	-	-	-	2,500	2,500	-	-	-
	10/21/2008	9,000	-	-	-	-	-	-	-	3,000	3,000	3,000	-	-
	10/13/2009	12,000	-	-	-	-	-	-	-	3,000	3,000	3,000	3,000	-
	4/12/2011	25,000	-	-	-	-	-	-	-	5,000	5,000	5,000	5,000	5,000
Kyle C. Badger	7/24/2007	25,000	-	-	-	-	5,000	5,000	5,000	5,000	5,000	-	-	-
	10/21/2008	10,000	-	-	-	-	-	2,000	2,000	2,000	2,000	2,000	-	-
	10/13/2009	15,000	-	-	-	-	-	-	3,000	3,000	3,000	3,000	3,000	-
	4/12/2011	20,000	-	-	-	-	-	-	-	4,000	4,000	4,000	4,000	4,000
Kathleen M. McNally	10/17/2006	7,500	-	-	-	1,500	1,500	1,500	1,500	1,500	-	-	-	-
	10/9/2007	7,500	-	-	-	-	1,500	1,500	1,500	1,500	1,500	-	-	-
	10/21/2008	7,500	-	-	-	-	-	1,500	1,500	1,500	1,500	1,500	-	-
	10/13/2009	7,500	-	-	-	-	-	-	1,500	1,500	1,500	1,500	1,500	-
	4/12/2011	10,000	-	-	-	-	-	-	-	2,000	2,000	2,000	2,000	2,000

Option Exercises and Stock Vested

The following table provides information for fiscal 2011 for our named executive officers on stock option exercises during fiscal 2011, including the number of shares acquired on exercise, and the vesting of restricted stock, and, in each case, the values realized therefrom.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward J. Richardson	–	–	–	–
Kathleen S. Dvorak	–	–	3,334	36,496
Gregory J. Peloquin	58,928	189,161	–	–
Wendy S. Diddell	31,303	115,527	–	–
Kyle C. Badger	–	–	–	–
Kathleen M. McNally	37,090	182,770	–	–

Employment Agreements

Kathleen S. Dvorak is employed as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer under an employment agreement dated October 24, 2007, pursuant to which she received an initial base salary of $350,000 and a bonus opportunity of up to 50% of her then current base salary. Pursuant to the terms of her employment agreement, Ms. Dvorak’s employment may be terminated by either the Company or Ms. Dvorak at any time for any reason upon sixty days prior written notice. Ms. Dvorak may also terminate her employment with us for good reason, which includes a change in control of the Company, a reduction in her duties, or the failure of the Company to implement the strategic plans recommended by her. In the event that the Company terminates her employment with cause or Ms. Dvorak terminates her employment with good reason, we will continue to pay her for twelve months an amount equal to 100% of her then current base salary and 100% of her annual bonus opportunity. We will also pay for executive outplacement services for six months through the use of a company or consultant chosen by Ms. Dvorak in an amount not to exceed $27,500. During her employment term and for one year after termination for any reason, Ms. Dvorak is prohibited from competing against us. The agreement is for an indefinite term, during which Ms. Dvorak is employed on an at-will basis.

Pursuant to the terms of her employment agreement dated June 1, 2004, as amended May 31, 2007, Wendy Diddell is employed as our Executive Vice President, Corporate Development. Under the terms of the employment agreement, Ms. Diddell received an initial base salary of $185,000 and a bonus opportunity of up to 50% of her then current base salary. Either the Company or Ms. Diddell may terminate her employment with us at any time for any reason, and upon any such a termination, we will be obligated to pay Ms. Diddell her then annual base salary for twelve months following such termination. During her employment term and for one year after termination for any reason, Ms. Diddell is prohibited from competing against us. Ms. Diddell’s employment with us is for an indefinite term, during which she is employed on an at-will basis.

Kyle C. Badger is employed as our Executive Vice President, General Counsel and Secretary under an employment agreement dated July 24, 2007, pursuant to which he received an initial base salary of $225,000 and a bonus opportunity of up to 50% of his then current base salary. Pursuant to the terms of his employment agreement, Mr. Badger’s employment may be terminated by either the Company or Mr. Badger at any time for any reason upon sixty days prior written notice. If the Company terminates Mr. Badger’s employment without cause, we will continue to pay him for twelve months an amount equal to 100% of his then current base salary plus the amount of bonus earned by him for the twelve month period ending on the date of termination. During his employment term and for one year after termination for any reason, Mr. Badger is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Badger is employed on an at-will basis.

Neither Mr. Richardson nor Ms. McNally has an employment agreement with us. Our employment agreement with Mr. Peloquin terminated on March 1, 2011.

Potential Payment upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change in control, assuming a May 28, 2011, termination date or change in control.

Name	Termination for Cause or Voluntary Termination without Good Reason	Voluntary Termination for Good Reason by Executive		Death	Disability	Termination without Cause by Company		Change in Control		Termination by Executive for any Reason
Edward J. Richardson	$ -	$-		$-	$-	$-		$-		$-
Kathleen S. Dvorak	-	559,125	(1)	-	-	559,125	(1)	559,125	(1)	-
Wendy S. Diddell	-	-		-	-	263,596	(2)	263,596	(2)	263,596	(2)
Kyle C. Badger	-	-		-	-	380,720	(3)	-		-

(1)	Ms. Dvorak’s severance would be an amount equal to her current annual base salary plus her annual bonus opportunity at target and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.
(2)	Ms. Diddell’s severance would be an amount equal to her current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.
(3)	Mr. Badger’s severance would be an amount equal to his current annual base salary plus his earned bonus amount for the preceding twelve month period and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

PROPOSAL 4 – ADVISORY VOTE REGARDING COMPENSATION OF

NAMED EXECUTIVE OFFICERS

Under recent changes to the rules governing proxy statements, our stockholders have the opportunity to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety to obtain an informed understanding of our executive compensation program.

We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. In addition to enabling us to attract and retain executive officers of the necessary caliber, our executive compensation program has as its objectives (i) attracting and retaining highly qualified executives; (ii) motivating executives by providing performance-based incentives to achieve our annual financial goals and long term business strategies; and (iii) aligning the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

We believe that our executive compensation program satisfies these objectives and does so in a straightforward manner which has remained essentially unchanged in design for many years. Our executive compensation program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance bonus based on financial and personal performance, and long-term incentive compensation is paid in the form of stock options.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

“Resolved, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the ‘Compensation Discussion and Analysis’ section and the related compensation tables and narrative discussion.”

Our Board of Directors recommends a vote FOR this resolution approving the compensation of our named executive officers.

PROPOSAL 5 – ADVISORY VOTE ON FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking your advisory vote on the frequency with which we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 4, in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission. When voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of named executive officers once every one, two, or three years and may also choose to abstain from voting.

Our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In determining its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, objectives and practices as described in our proxy statements every year. Additionally, an annual vote will allow the Compensation Committee to consider, on a timely basis, concerns of our stockholders, and to consider the different view of stockholders as to what is the best approach for the Company.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as this is an advisory vote, the result will not be binding on our board of directors or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers.

Our Board of Directors recommends a vote for a frequency of every year for future advisory votes on the compensation of our named executive officers.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2012 Annual Meeting must be received by the Company by April 25, 2012. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission. It is suggested that the proposal be submitted by certified mail, return receipt requested. Stockholders who intend to present a proposal at the 2012 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than July 11, 2012. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the 2011 fiscal year accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2011 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2011 Form 10-K is also available through the Securities and Exchange Commission’s Internet web site (www.sec.gov).

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary; telephone (630) 208-2200.

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who may be deemed to own beneficially more than ten percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that one report covering the sale of 27,000 shares was inadvertently filed one day late by Harold Purkey, a director of the Company.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all directors, officers and employees, including the chief executive officer and chief financial officer. A current copy of the code is posted on our website, which is located at www.rell.com under “Investor Relations” and may be obtained without charge from our Legal Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. Every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. We established the Richardson Hot Line to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to our Internal Audit Representative, Audit Committee Representative or General Counsel. Also, employees may report violations directly to appropriate government officials. Hotline posters explaining the procedure for making and handling Hot Line/Open Line calls are posted in our facilities and on our intranet for all employees to review. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal.

Stockholder Communications

Stockholders may communicate with our Board of Directors by writing to Richardson Electronics, Ltd., Board of Directors, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Other Matters Before the Annual Meeting

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

Annex A

RICHARDSON ELECTRONICS, LTD

2011 LONG-TERM INCENTIVE PLAN

RICHARDSON ELECTRONICS, LTD

2011 LONG-TERM INCENTIVE PLAN

A-i

RICHARDSON ELECTRONICS, LTD

2011 LONG-TERM INCENTIVE PLAN

SECTION I. DEFINITIONS

1.1    Definitions.   Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)    “Affiliate” means:

(1)    Any Subsidiary or Parent;

(2)    An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or

(3)    Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b)    “Award Agreement” means any written agreement, contract, or other instrument or document as may from time to time be designated by the Company as evidencing an Award granted under the Plan.

(c)    “Award Program” means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(d)    “Awards” means, collectively, Cash Performance Awards, Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, and Other Stock-Based Awards,

(e)    “Board of Directors” means the board of directors of the Company.

(f)    “Cash Performance Award” means an Award described in Section 3.5 that is settled in cash and does not have a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Committee” means the committee appointed by the Board of Directors to administer the Plan; provided that, if no such committee is appointed, the Board of Directors in its entirety shall constitute the Committee. The Committee shall consist solely of two or more members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. Notwithstanding the foregoing, with respect to Awards granted by an officer or officers of the Company and/or the Chairperson of the Compensation Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(i)    “Company” means Richardson Electronics, Ltd, a Delaware corporation.

(j)    “Disability” unless otherwise defined by the Committee in the applicable Award Agreement or Award Program, has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l)    “Exercise Price” means the exercise price per share of Stock purchasable under an Option.

(m)    “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1)    if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the price at which Stock shall have been sold on such date or on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2)    if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the price for the Stock on such date, or on the trading day immediately preceding such date, as reported by such exchange or system; or

(3)    if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, the Committee may use the closing price as of the indicated date, the average price or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Stock; provided, however, that for purposes of granting Nonqualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(n)    “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(o)    “Nonqualified Stock Option” means a stock option that is not an Incentive Stock Option.

(p)    “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(q)    “Other Stock-Based Award” means an Award described in Section 3.4 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash or in Stock. Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.

(r)    “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Parent or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(s)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(t)    “Participant” means an individual who receives an Award hereunder.

(u)    “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarters’ or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i)	earnings per share;

(ii)	book value per share;

(iii)	operating cash flow;

(iv)	free cash flow:

(iii)	cash flow return on investments;

(iv)	cash available;

(v)	net income (before or after taxes);

(vi)	revenue or revenue growth;

(vii)	total shareholder return;

(viii)	return on invested capital;

(ix)	return on shareholder equity;

(x)	return on assets;

(xi)	return on common book equity;

(xii)	market share;

(xiii)	economic value added;

(xiv)	operating margin;

(xv)	profit margin;

(xvi)	stock price;

(xvii)	operating income;

(xviii)	EBIT or EBITDA;

(xix)	expenses or operating expenses;

(xx)	productivity of employees as measured by revenues, costs, or earnings per employee;

(xxi)	working capital;

(xxii)	improvements in capital structure;

(xxiii)	cost reduction goals; or

(xxiv)	any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.

(v)    “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(w)    “Plan” means the Richardson Electronics 2011 Long-Term Incentive Plan.

(x)    “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:

(1)    in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (A) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (B) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or

(2)    in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient either (A) upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient if the expiration constitutes a good-faith and complete termination of the contractual relationship; or (B) if, with respect to amounts payable to the Participant under an Award upon the termination of the independent contractor’s relationship with the Service Recipient, no amount will be paid to the Participant before at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Service Recipient (or, in the case of more than one contract, all such contracts expire) and no amount payable to the Participant on that date will is actually paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an independent contractor or an employee; or

(3)    in any case, as may otherwise be permitted under Code Section 409A.

(y)    “Stock” means the Company’s common stock.

(z)    “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(aa)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(bb)    “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2 THE LONG-TERM INCENTIVE PLAN

2.1    Purpose of the Plan.   The Plan is intended to (a) provide incentives to certain officers, employees, directors, consultants, and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, directors, consultants, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, consultants, and other service providers.

2.2    Stock Subject to the Plan.   Subject to adjustment in accordance with Section 5.2, seven hundred fifty thousand (750,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise, settlement, or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Options and Stock Appreciation Rights awarded shall reduce the Maximum Plan Shares available for Awards by one share for every one share subject to such Award. Full value awards (all Awards other than Options and Stock Appreciation Rights) settled in shares of Stock shall reduce the Maximum Plan Shares available for Awards by two shares for every one share awarded. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full and shares of stock deducted or withheld to satisfy tax withholding (other than shares of Stock that are withheld from a Stock Award upon vesting) will again be available for purposes of the Plan.

2.3    Administration of the Plan.

(a)    The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors, consultants, and other service providers of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and Award Programs and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(b)    Notwithstanding any other provision of this Plan, the Committee may by resolution authorize one or more officers of the Company to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be granted subject to such Awards.

2.4    Eligibility and Limits.   Awards may be granted only to officers, employees, directors, consultants, and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, as applicable, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, or (c) other Awards (other than Other Stock-Based Awards that are payable in cash or Cash Performance Awards), to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, may be granted during any calendar year to any employee may not exceed two hundred thousand (200,000), and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to Other Stock-Based Awards that are payable in cash and Cash Performance Awards may not exceed Two Million Dollars ($2,000,000). If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4. If an Option or Stock Appreciation Right is deemed to be cancelled as described in the preceding sentence, the Option or Stock Appreciation Right that is deemed to be canceled and the Option or Stock Appreciation Right that is deemed to be granted shall both be counted against the maximum number of shares for which Options or Stock Appreciation Rights may be granted to an employee as described in this Section 2.4.

SECTION 3 TERMS OF AWARDS

3.1    Terms and Conditions of All Awards.

(a)    The number of shares of Stock as to which an Award may be granted or the amount of an Award will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b)    Each Award will either be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than within ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting, modifying, and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

(c)    The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.

(d)    Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

(e)    Awards are not transferable or assignable except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death, and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed within ninety (90) days of the Participant’s death, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.

(f)    After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan or Award) or would be inconsistent with other provisions of the Plan.

3.2    Terms and Conditions of Options.   Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a)    Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than one hundred and ten percent (110%) of the Fair Market Value on the date the Option is granted.

(b)    Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option shall be as specified in the applicable Award Agreement.

(c)    Payment.   Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash, cash equivalents, or, if the Award Agreement provides, but in any case subject to such procedures or restrictions as the Committee may impose:

(i)    by delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii)    in a cashless exercise through a broker, except if and to the extent prohibited by law as to officers and directors, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; or

(iii)    by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d)    Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a change in control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

(e)    Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), a Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f)    Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g)    No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h)    No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the exercise price of an Option may not be reduced after the grant of the Option and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock, cash, or any other Award.

3.3    Terms and Conditions of Stock Appreciation Rights.   Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price, which may not be less than the Fair Market Value on the date of grant. A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.

(a)    Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant, at the discretion of the Committee, the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(c)    No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be reduced after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.

3.4    Terms and Conditions of Other Stock-Based Awards.   An Other Stock-Based Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of shares of Stock granted by the Committee, (ii) a percentage or multiple of the value of a specified number of shares of Stock determined by the Committee or (iii) dividend equivalents on a specified, or a determinable number, or a percentage or multiple of specified number, of shares of Stock determined by the Committee. At the time of the grant, the Committee must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals, if any, applicable to the determination of the ultimate payment value of the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions.

(a)    Payment. Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Payment. Each Other Stock-Based Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Other Stock-Based Award, the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid in whole or in part.

3.5    Terms and Conditions of Cash Performance Awards.   A Cash Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Cash Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals, if any, applicable to the determination of the ultimate payment value of the Cash Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a) Payment. Payment in respect of Cash Performance Awards shall be made by the Company in cash.

(b) Conditions to Payment. Each Cash Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Cash Performance Award, the Committee, at any time before complete termination of such Cash Performance Award, may accelerate the time or times at which such Cash Performance Award may be paid in whole or in part.

3.6 Treatment of Awards on Termination of Service. Except as otherwise provided by Plan Section 3.2(e), any Award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment, Separation from Service or termination of some other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

SECTION 4 RESTRICTIONS ON STOCK

4.1 Escrow of Shares.   Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2    Restrictions on Transfer.   The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

SECTION 5 GENERAL PROVISIONS

5.1    Withholding.   The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may satisfy the withholding obligation in cash, cash equivalents, or if and to the extent the applicable Award Agreement, Award Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award.

5.2    Changes in Capitalization; Merger; Liquidation.

(a)    The number of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Other Stock-Based Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant or payment, as applicable, of each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award (if any); the Exercise Price of each outstanding Option, the threshold price of each outstanding Stock Appreciation Right, the specified number of shares of Stock to which each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award pertains, the total number of shares of Stock that may be subject to Awards granted by one or more officers of the Company and/or the Chairperson of the Compensation Committee of the Board of Directors, and the maximum number of shares as to which Options, Stock Appreciation Rights, and other Awards may be granted to an employee during any calendar year, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b)    In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Award Agreement or Award

Program), that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, the assumption of awards not originally granted under the Plan, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or Award Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

(c)    Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.

(d)    The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3    Awards to Non-U.S. Employees.   The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on Separation from Service or Termination of Employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

5.4    Cash Awards.   The Committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Award or the exercise of rights thereunder.

5.5    Compliance with Code.

(a)     Code Section 422. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b)     Code Section 409A. Except to the extent provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

5.6    Right to Terminate Employment or Service.   Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, director, consultant, or other service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.7    Non-Alienation of Benefits.   Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.8    Restrictions on Delivery and Sale of Shares; Legends.   Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale, including without limitation a right of first refusal, as the Company, in its discretion, shall deem appropriate.

5.9    Listing and Legal Compliance.   The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.10    Termination and Amendment of the Plan.   The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors shall obtain stockholder approval for any amendment to the Plan that , except as provided under Section 5.2 of the Plan, increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require stockholder approval under the rules of the applicable exchange. Unless the Award Agreement or Award Program explicitly provides otherwise, no such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award.

5.11    Stockholder Approval.   The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.

5.12    Choice of Law.   The laws of the State of Illinois shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.13    Effective Date of Plan.   The Plan shall become effective as of the date the Plan was approved by the Board of Directors, regardless of the date the Plan is signed.

IN WITNESS WHEREOF, the Company has executed this Plan, and the Plan has become effective as of July 19, 2011.

RICHARDSON ELECTRONICS, LTD

By: /s/ Kyle C. Badger

Title: Executive Vice President, General Counsel and Secretary

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 04, 2011

Meeting Information
Meeting Type: Annual Meeting
RICHARDSON ELECTRONICS, LTD.	For holders as of: August 17, 2011
Date: October 04, 2011 Time: 3:15 PM CDT
Location: 40W 267 Keslinger Road
LaFox, Illinois 60147-0393

RICHARDSON ELECTRONICS, LTD. KYLE C BADGER 40W267 Keslinger Road P.O. BOX 303 LoFax, Illinois 60147-0303	You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  1. Notice & Proxy Statement            2. Form 10-K

  How to View Online:

  Have the information that is printed in the box marked by the arrow (located on the following page) and visit:   www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                1) BY INTERNET:        www.proxyvote.com

                                 2) BY TELEPHONE:    1-800-579-1639

                                 3) BY E-MAIL*:              sendmaterial@proxyvote.com

  *  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

  Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 20, 2011 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

  Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

  Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 Edward J. Richardson 02 Scott Hodes 03 Ad Ketelaars 04 Paul J. Plante 05 Harold L. Purkey
06 Samuel Rubinovitz
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2 To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012.

3 To approve the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan.

4 To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

5 To recommend, on advisory basis, the frequency of future advisory votes on compensation of our named executive officers.

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

RICHARDSON ELECTRONICS, LTD. KYLE C BADGER 40W267 Keslinger Road P.O. BOX 303 LoFax, Illinois 60147-0303	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors Nominees

01 Edward J. Richardson	02 Scott Hodes	03 Ad Ketelaars	04 Paul J. Plante	05 Harold L. Purkey
06 Samuel Rubinovitz

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012.	☐	☐	☐

3	To approve the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan.	☐	☐	☐

4	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 year	3 year	Abstain
5	To recommend, on advisory basis, the frequency of future advisory votes on compensation of our named executive officers. ☐	☐	☐	☐
NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

RICHARDSON ELECTRONICS, LTD.

ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 4, 2011, 3:15 P.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward J. Richardson and Kyle C. Badger as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned at the close of business on August 17, 2011 at the Annual Meeting of Stockholders to be held on October 4, 2011 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance the Board of Directors’ recommendations.

Address change/comments:

_________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side